EXHIBIT 99.1

Great Southern Bancorp, Inc. Reports Preliminary Third Quarter Earnings of $1.56 Per Diluted Common Share

Preliminary Financial Results and Business Update for the Quarter Ended September 30, 2025

SPRINGFIELD, Mo., Oct. 15, 2025 (GLOBE NEWSWIRE) -- Great Southern Bancorp, Inc. (the “Company”) (NASDAQ:GSBC), the holding company for Great Southern Bank (the “Bank”), today reported that preliminary earnings for the three months ended September 30, 2025, were $1.56 per diluted common share ($17.8 million net income) compared to $1.41 per diluted common share ($16.5 million net income) for the three months ended September 30, 2024.

For the quarter ended September 30, 2025, annualized return on average common equity was 11.30%, annualized return on average assets was 1.23%, and annualized net interest margin was 3.72%, compared to 11.10%, 1.11% and 3.42%, respectively, for the quarter ended September 30, 2024.

Third Quarter 2025 Key Results:

  Net Interest Income: Net interest income for the third quarter of 2025 increased $2.8 million (or approximately 5.8%) to $50.8 million compared to $48.0 million for the third quarter of 2024, largely driven by lower interest expense on deposit accounts and other borrowings. Annualized net interest margin was 3.72% for the quarter ended September 30, 2025, compared to 3.42% for the quarter ended September 30, 2024, and 3.68% for the quarter ended June 30, 2025. On October 6, 2025, interest income from the Company’s terminated interest rate swap ceased, which had been providing approximately $2.0 million of interest income per quarter through the third quarter of 2025.

  Asset Quality: Non-performing assets and potential problem loans totaled $9.2 million at September 30, 2025, a decrease of $7.4 million from $16.6 million at December 31, 2024. At September 30, 2025, non-performing assets were $7.8 million (0.14% of total assets), a decrease of $1.8 million from $9.6 million (0.16% of total assets) at December 31, 2024. See “Asset Quality” below.

  Liquidity: The Company had secured borrowing line availability at the FHLBank and Federal Reserve Bank of $1.11 billion and $356.2 million, respectively, at September 30, 2025. In addition, at September 30, 2025, the Company had unpledged securities with a market value totaling $369.9 million, which could be pledged as collateral for additional borrowing capacity at either the FHLBank or Federal Reserve Bank.

  Capital: The Company’s capital position remained strong as of September 30, 2025, significantly exceeding the thresholds established by regulators. On a preliminary basis, as of September 30, 2025, the Company’s Tier 1 Leverage Ratio was 11.9%, Common Equity Tier 1 Capital Ratio was 13.3%, Tier 1 Capital Ratio was 13.8%, and Total Capital Ratio was 15.1%. The Company’s tangible common equity to tangible assets ratio was 10.9% at September 30, 2025. See “Capital” below.

  Loans: Total net loans, excluding mortgage loans held for sale, decreased $222.7 million, or 4.7%, from $4.69 billion at December 31, 2024 to $4.47 billion at September 30, 2025. This decrease was primarily driven by decreases in construction loans, other residential (multi-family) loans, and one- to four-family residential loans. Compared to June 30, 2025, net loans decreased $66.6 million.

1

Selected Financial Data:

	Three Months Ended
	September 30,	September 30,	June 30,
	2025	2024	2025
	(Dollars in thousands, except per share data)

Net interest income	$50,773	$47,975	$50,963
Provision (credit) for credit losses on loans and unfunded commitments	(379)	1,137	(110)
Non-interest income	7,062	6,992	8,212
Non-interest expense	36,116	33,717	35,005
Provision for income taxes	4,346	3,623	4,494

Net income	$17,752	$16,490	$19,786

Earnings per diluted common share	$1.56	$1.41	$1.72

Joseph W. Turner, President and CEO of Great Southern, commented, “Our third quarter results reflect continued stability in our core operations and disciplined execution of our long-term strategy to sustain profitability, protect credit quality, and enhance shareholder value. Core performance remained solid, with consistent net interest income, strong asset quality, and prudent expense management despite a continued competitive funding environment. We reported net income of $17.8 million, or $1.56 per diluted common share, for the third quarter of 2025, compared to $16.5 million, or $1.41 per diluted common share, in the same period last year.”

Turner noted, “Despite continued economic pressures, our core operations have been strong. Total interest income for the third quarter of 2025 was $79.1 million, reflecting only modest decreases in interest income and yields on loans and investment securities, despite reductions in market interest rates since the third quarter of 2024. Net interest income for the quarter increased to $50.8 million compared to $48.0 million in the same quarter last year, demonstrating the continued resilience of our margin and disciplined asset-liability management in a highly competitive deposit market. However, as we’ve noted previously, we will no longer have the benefit of interest income from the terminated swap in future periods. The funding costs of deposits and other borrowings continued to decrease, bolstering net interest income. Core deposits remained stable during the quarter, underscoring the strength of our customer relationships and the enduring value of our community banking franchise. We continue to manage deposit and other funding costs carefully, maintaining pricing discipline while also ensuring flexibility amidst a volatile interest rate environment.”

Turner added, “Our balance sheet remains well-positioned, with total assets of approximately $5.74 billion at September 30, 2025, reflecting modest contraction due to elevated net loan payoffs during the quarter and throughout much of 2025. Total net loans declined by approximately $222.7 million from the year-end 2024 balance, largely due to multi-family loan and construction loan pay-downs, consistent with renewed refinancing and capital markets activity. Credit quality remains a key strength, with low levels of non-performing assets and no provision expense recorded this quarter or year to date on the portfolio of outstanding loan balances, reflecting the soundness of our underwriting and portfolio management practices.”

Turner further noted, “On the expense side, operating discipline remains a primary focus. Non-interest expense for the third quarter totaled approximately $36.1 million, modestly above recent quarters, driven by higher legal and professional fees and upgrades of the Bank’s core technology systems. Non-interest income totaled $7.1 million for the third quarter of 2025, supported by loan, deposit, and debit card service fee income and other recurring revenue sources.”

Turner continued, “Looking ahead, our priorities remain unchanged: maintaining strong capital and liquidity positions, supporting our customers, and continuing to generate value for our shareholders. At September 30, 2025, the tangible common equity ratio was 10.9% and book value per common share was approximately $56.18 per share, reflecting the benefit of consistent earnings and opportunistic share repurchases. In the third quarter of 2025, we repurchased roughly 165,000 shares of our common stock, underscoring our continued commitment to long-term tangible book value per share growth.”

“Great Southern’s third-quarter 2025 results underscore the durability of our franchise and the consistency of our performance across economic cycles. We remain confident in our disciplined approach, sound balance sheet, and dedicated associates, all of which position us to deliver value for our customers, communities and shareholders,” Turner concluded.

2

NET INTEREST INCOME

	Three Months Ended
	September 30,	September 30,	June 30,
	2025	2024	2025
	(Dollars in thousands)
Interest Income	$79,079	$83,796	$80,975
Interest Expense	28,306	35,821	30,012
Net Interest Income	$50,773	$47,975	$50,963

Net interest margin	3.72%	3.42%	3.68%
Average interest-earning assets to average interest-bearing liabilities	128.1%	126.8%	126.9%

Net interest income for the third quarter of 2025 increased $2.8 million (5.8%) to $50.8 million, compared to $48.0 million for the third quarter of 2024. This increase in net interest income was driven primarily by the strategic management of maturing/repricing brokered deposits and interest-bearing demand deposits to reduce interest expense. Also, there was no interest expense on subordinated notes in the quarter ended September 30, 2025, as those notes were redeemed in June 2025. These interest expense reductions were partially offset by a reduction in interest income on loans due to lower balances and lower market rates, which impacted the interest rate on variable-rate loans. Annualized net interest margin was 3.72% in the third quarter of 2025, compared to 3.42% in the same period of 2024 and 3.68% in the second quarter of 2025. The average interest rate spread was 3.13% for the three months ended September 30, 2025, compared to 2.74% for the three months ended September 30, 2024 and 3.09% for the three months ended June 30, 2025.

The average yield on total interest-earning assets decreased from 5.98% in the 2024 third quarter to 5.79% in the 2025 third quarter, with the average yield on loans decreasing 23 basis points, the average yield on investment securities increasing 15 basis points and the average yield on other interest earning assets (primarily funds held at the Federal Reserve Bank) decreasing 113 basis points. The average rate paid on total interest-bearing liabilities decreased from 3.24% in the 2024 third quarter to 2.66% in the 2025 third quarter, with the average rate paid on interest-bearing demand and savings deposits, time deposits and brokered deposits decreasing 34 basis points, 68 basis points and 72 basis points, respectively.

Market interest rates, primarily the federal funds rate and SOFR rates, declined in the fourth quarter of 2024, and remained lower through the third quarter of 2025, with an additional federal funds rate cut in September 2025. This market rate decline had a muted impact on the average yield on loans, as cash flows from lower-rate fixed rate loans were deployed into loans with comparably higher rates of interest. The decline in market interest rates also resulted in lower average rates paid on deposits and borrowings, compared to the prior-year third quarter.

To mitigate exposure to the risk of fluctuations in future cash flows resulting from changes in interest rates (primarily related to falling interest rates), the Company has strategically utilized derivative financial instruments - primarily interest rate swaps - as part of its interest rate risk management strategy.

3

The following table presents, for the periods indicated, the effect of cash flow hedge accounting included in interest income in the consolidated statements of income:

	Three Months Ended
	September 30,	September 30,	June 30,
	2025	2024	2025
	(In thousands)
Terminated interest rate swaps	$2,047	$2,047	$2,025
Active interest rate swaps	(1,761)	(2,743)	(1,757)
Increase (decrease) to interest income	$286	$(696)	$268

The Company entered into an interest rate swap in October 2018, which was terminated in March 2020. Upon termination, the Company received $45.9 million, inclusive of accrued but unpaid interest, from its swap counterparty. The net amount, after deducting accrued interest and deferred income taxes, was accreted to interest income on loans monthly until the originally scheduled termination date of October 6, 2025. With this date having passed, the Company no longer has the benefit of that income from the terminated swap.

The cost of deposits has been negatively impacted by the high level of competition for deposits across the industry and the lingering effects of liquidity events at several banks in March and April 2023. After the second quarter of 2023, the Company had a significant amount of time deposits maturing at relatively low interest rates. These deposits were either renewed at higher rates or withdrawn, requiring the Company to replace the withdrawn deposits with other funding sources at then-current market rates. Market rates for time deposits for much of 2024 remained elevated, but have declined as the FOMC cut the federal funds rate by 100 basis points in late 2024, 25 basis points in the third quarter of 2025 and signaled that further rate cuts may occur in the fourth quarter of 2025. As of September 30, 2025, time deposit maturities over the next 12 months were as follows: within three months — $675 million, with a weighted-average rate of 3.97%; within three to six months — $365 million, with a weighted-average rate of 3.29%; and within six to twelve months — $54 million, with a weighted-average rate of 2.16%. Based on time deposit market rates in September 2025, replacement rates for these maturing time deposits are likely to be approximately 3.10-3.60%, depending on term.

NON-INTEREST INCOME

For the quarter ended September 30, 2025, non-interest income increased $70,000 to $7.1 million when compared to the quarter ended September 30, 2024. The largest individual change in the various non-interest income categories in comparing the two periods was an increase of $206,000 in commission income.

NON-INTEREST EXPENSE

For the quarter ended September 30, 2025, non-interest expense increased $2.4 million to $36.1 million when compared to the quarter ended September 30, 2024, primarily as a result of the following items:

  Net occupancy and equipment expenses: Net occupancy and equipment expenses increased $735,000, or 9.0%, from the prior-year quarter. Various components of computer license and support expenses, related to upgrades of core systems capabilities and disaster recovery site, collectively increased by $637,000 in the third quarter of 2025 compared to the third quarter of 2024.

  Salaries and employee benefits: Salaries and employee benefits increased $636,000, or 3.3%, from the prior-year quarter. Much of this increase related to annual merit increases in various lending and operations areas.

  Legal, audit and other professional fees: Legal, audit and other professional fees increased $439,000 from the prior-year quarter, to $1.2 million. Of this total, legal fees increased $355,000 compared to the prior year period. In the quarter ended September 30, 2025, the Company incurred increased legal expenses related to certain corporate matters along with loan collection activities.

  Expense on other real estate owned: Expenses on other real estate owned increased $394,000, or 73.5%, from the prior-year quarter. In the quarter ended September 30, 2024, the Company recorded gains on sales of other real estate owned totaling $452,000, with no such gains in the 2025 period. In the quarter ended September 30, 2025, the Company recorded a total of $133,000 in rental income in excess of expense from other real estate owned, compared to $76,000 in the quarter ended September 30, 2024. The increase in rental income in the 2025 period related to the $6.0 million office building that was added to other real estate owned in the fourth quarter of 2024. See “Asset Quality” below.

4

The Company’s efficiency ratio for the quarter ended September 30, 2025, was 62.45% compared to 61.34% for the same quarter in 2024. The Company’s ratio of non-interest expense to average assets was 2.50% for the three months ended September 30, 2025, compared to 2.27% for the three months ended September 30, 2024. Average assets for the three months ended September 30, 2025, decreased $185.3 million, or 3.1%, compared to the three months ended September 30, 2024, primarily due to the decline in the average balance of net loans.

INCOME TAXES

For the three months ended September 30, 2025 and 2024, the Company's effective tax rate was 19.7% and 18.0%, respectively. For the nine months ended September 30, 2025 and 2024, the Company's effective tax rate was 19.4% and 18.5%, respectively. These effective rates were below the statutory federal tax rate of 21.0%, due primarily to the utilization of certain investment tax credits and the Company’s tax-exempt investments and tax-exempt loans, which reduced the Company’s effective tax rate. The Company’s effective tax rate may fluctuate in future periods as it is impacted by the level and timing of the Company’s utilization of tax credits, the level of tax-exempt investments and loans, the amount of taxable income in various state jurisdictions and the overall level of pre-tax income. State tax expense estimates continually evolve as taxable income and apportionment between states are analyzed. The Company currently expects its effective tax rate (combined federal and state) will be approximately 18.5% to 20.0% in future periods.

CAPITAL

	September 30,	December 31,	June 30,
	2025	2024	2025
Consolidated Regulatory Capital Ratios	(Preliminary)
Tier 1 Leverage Ratio	11.9%	11.2%	11.5%
Common Equity Tier 1 Capital Ratio	13.3%	12.3%	13.0%
Tier 1 Capital Ratio	13.8%	12.8%	13.5%
Total Capital Ratio	15.1%	15.4%	14.7%
Tangible Common Equity Ratio	10.9%	9.9%	10.5%

As of September 30, 2025, total stockholders’ equity was $632.9 million, representing 11.0% of total assets and a book value of $56.18 per common share. This compares to total stockholders’ equity of $599.6 million, or 10.0% of total assets, and a book value of $51.14 per common share at December 31, 2024. The $33.4 million increase in stockholders’ equity from December 31, 2024, was primarily driven by $54.7 million in net income, a decrease in unrealized losses and a $4.2 million increase from stock option exercises, partially offset by $14.0 million in cash dividends declared on the Company’s common stock and $30.0 million in common stock repurchases. The decreased unrealized losses on the Company’s available-for-sale investment securities and interest rate swaps, which totaled $35.9 million and $54.4 million (net of taxes) at September 30, 2025 and December 31, 2024, respectively, increased stockholders’ equity by $18.5 million during the first nine months of 2025. These net unrealized losses primarily resulted from increased intermediate-term market interest rates in prior periods, which generally decreased the fair value of the investment securities and interest rate swaps. In the first nine months of 2025, these market interest rates decreased, resulting in increases in the fair value of the Company’s investment securities and interest rate swaps.

The Company had unrealized losses on its portfolio of held-to-maturity investment securities, which totaled $17.7 million and $24.7 million at September 30, 2025 and December 31, 2024, respectively, that were not included in its total capital balance. If held-to-maturity unrealized losses were included in capital (net of taxes) at September 30, 2025 and December 31, 2024, they would have decreased total stockholder’s equity at those dates by $13.4 million and $18.6 million, respectively. These amounts were equal to 2.1% of total stockholders’ equity of $632.9 million at September 30, 2025, compared to 3.1% of total stockholders’ equity of $599.6 million at December 31, 2024.

5

In April 2025, the Company’s Board of Directors approved a new stock repurchase program, which succeeded the previous repurchase program (authorized in November 2022) following the repurchase of that program’s remaining available shares. The November 2022 stock repurchase program was completed during the third quarter of 2025. The stock repurchase program approved in April 2025 authorizes the purchase, from time to time, of up to one million additional shares of the Company’s common stock. As of September 30, 2025, approximately 929,000 shares remained available under this stock repurchase authorization.

During the three months ended September 30, 2025, the Company repurchased 165,116 shares of its common stock at an average price of $60.33, and the Company’s Board of Directors declared a regular quarterly cash dividend of $0.43 per common share, which, combined, reduced stockholders’ equity by $14.9 million.

During the nine months ended September 30, 2025, the Company repurchased 514,458 shares of its common stock at an average price of $57.89, and the Company’s Board of Directors declared regular quarterly cash dividends totaling $1.23 per common share, which, combined, reduced stockholders’ equity by $44.1 million.

LIQUIDITY AND DEPOSITS

Liquidity is a measure of the Company’s ability to generate sufficient cash to meet present and future financial obligations in a timely manner. The Company’s primary sources of funds are customer deposits, FHLBank advances, other borrowings, loan repayments, unpledged securities, proceeds from sales of loans and available-for-sale securities and funds provided from operations. The Company utilizes some or all of these sources of funds depending on the comparative costs and availability at the time. The Company has from time to time chosen not to pay rates on deposits as high as the rates paid by certain of its competitors and, at management’s discretion, supplements deposits with alternative sources of funds. Management believes that the Company maintains overall liquidity sufficient to satisfy its depositors’ requirements and meet its borrowers’ credit needs.

At September 30, 2025, the Company had the following available secured lines and on-balance sheet liquidity:

September 30, 2025
Federal Home Loan Bank line	$1,111.0 million
Federal Reserve Bank line	356.2 million
Cash and cash equivalents	196.2 million
Unpledged securities – Available-for-sale	344.3 million
Unpledged securities – Held-to-maturity	25.6 million

During the nine months ended September 30, 2025, the Company’s total deposits decreased $77.5 million. Interest-bearing checking balances increased $54.3 million (2.4%), primarily in certain money market accounts, and non-interest-bearing checking balances increased $12.4 million (1.5%). Time deposits generated through the Company’s banking center and corporate services networks decreased $52.1 million (6.7%). Brokered deposits, obtained through a variety of sources, decreased $92.1 million (11.9%). During the three months ended September 30, 2025, the Company’s total deposits decreased $156.1 million, $153.3 million of which was in brokered deposits. As total assets (primarily loans receivable) decreased, the Company elected not to replace some of its maturing brokered deposits.

At September 30, 2025, the Company had the following deposit balances:

September 30, 2025
Interest-bearing checking	$2,269.0 million
Non-interest-bearing checking	855.4 million
Time deposits	723.7 million
Brokered deposits	680.0 million

At September 30, 2025, the Company estimated that its uninsured deposits, excluding deposit accounts of the Company’s consolidated subsidiaries, were approximately $741.9 million (16.4% of total deposits).

6

LOANS

Total net loans, excluding mortgage loans held for sale, decreased $222.7 million, or 4.7%, from $4.69 billion at December 31, 2024 to $4.47 billion at September 30, 2025. This decrease was primarily driven by decreases in construction loans of $122.7 million, other residential (multi-family) loans of $63.7 million, one- to four-family residential loans of $36.6 million and commercial real estate loans of $12.8 million. Compared to June 30, 2025, net loans decreased $66.6 million.

The pipeline of the unfunded portion of loans and formal loan commitments remained strong, with the largest portion of these unfunded balances represented by the unfunded portion of outstanding construction loans ($582.4 million at September 30, 2025). See the table below.

For additional details about the Company’s loan portfolio, please refer to the quarterly loan portfolio presentation available on the Company’s Investor Relations website under “Presentations.”

Loan commitments and the unfunded portion of loans at the dates indicated were as follows (in thousands):

	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	December31, 2023	December 31, 2022
Closed non-construction loans with unused available lines
Secured by real estate (one- to four-family)	$207,820	$211,453	$211,119	$205,599	$203,964	$199,182
Secured by real estate (not one- to four-family)	—	—	—	—	—	—
Not secured by real estate – commercial business	87,205	102,891	106,211	106,621	82,435	104,452

Closed construction loans with unused available lines
Secured by real estate (one-to four-family)	88,257	96,935	96,807	94,501	101,545	100,669
Secured by real estate (not one-to four-family)	600,243	644,427	657,828	703,947	719,039	1,444,450

Loan commitments not closed
Secured by real estate (one-to four-family)	16,923	17,148	19,264	14,373	12,347	16,819
Secured by real estate (not one-to four-family)	27,565	13,002	50,296	53,660	48,153	157,645
Not secured by real estate – commercial business	32,837	27,003	18,484	22,884	11,763	50,145

	$1,060,850	$1,112,859	$1,160,009	$1,201,585	$1,179,246	$2,073,362

PROVISION FOR CREDIT LOSSES AND ALLOWANCE FOR CREDIT LOSSES

During the three months ended September 30, 2025, the Company did not record a provision expense on its portfolio of outstanding loans, compared to a provision expense of $1.2 million in the same period in 2024. During the nine months ended September 30, 2025, the Company did not record a provision expense on its portfolio of outstanding loans, compared to a provision expense of $1.7 million in the same period in 2024. Total net charge-offs were $66,000 for the three months ended September 30, 2025, compared to total net charge-offs of $1.5 million during the same period in the prior year. Total net charge-offs were $11,000 for the nine months ended September 30, 2025, compared to total net charge-offs of $1.5 million during the same period in the prior year. Additionally, for the quarter ended September 30, 2025, the Company recorded a negative provision for losses on unfunded commitments of $379,000, compared to a negative provision of $63,000 for the same period in 2024. For the nine months ended September 30, 2025, the Company recorded a negative provision for losses on unfunded commitments of $837,000, compared to a negative provision of $540,000 for the same period in 2024.

The Bank’s allowance for credit losses as a percentage of total loans was 1.43%, 1.36% and 1.41% at September 30, 2025, December 31, 2024 and June 30, 2025, respectively. Management considers the allowance for credit losses adequate to cover losses inherent in the Bank’s loan portfolio at September 30, 2025, based on recent reviews of the portfolio and current economic conditions. However, if challenging economic conditions persist or worsen, or if management’s assessment of the loan portfolio changes, additional provisions for credit losses may be required, which could adversely impact the Company’s future financial performance.

7

ASSET QUALITY

At September 30, 2025, non-performing assets were $7.8 million, a decrease of $1.8 million from $9.6 million at December 31, 2024 and a decrease of $273,000 from $8.1 million at June 30, 2025. Non-performing assets as a percentage of total assets were 0.14% at September 30, 2025, compared to 0.16% at December 31, 2024 and 0.14% at June 30, 2025.

Activity in the non-performing loan categories during the quarter ended September 30, 2025, was as follows:

	Beginning Balance, July 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Payments	Ending Balance, September 30
(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	2,026	1	—	—	(69)	—	(252)	1,706
Other residential (multi-family)	—	—	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—	—	—
Consumer	18	9	—	—	—	—	(5)	22
Total non-performing loans	$2,044	$10	$—	$—	$(69)	$—	$(257)	$1,728

  Compared to June 30, 2025, non-performing loans decreased $316,000.
  The non-performing one- to four-family residential category consisted of six loans at September 30, 2025, none of which were added during the current quarter.
  The largest relationship in the one- to four-family residential category totaled $614,000 at September 30, 2025. This relationship was added to non-performing loans in 2024 and is collateralized by a single-family residential property in the Sarasota, Fla. area.
  During the quarter ended September 30, 2025, one- to four-family residential loans experienced two loan pay-offs totaling $237,000.

Activity in the potential problem loans categories during the quarter ended September 30, 2025, was as follows:

	Beginning Balance, July 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Loan Advances (Payments)	Ending Balance, September 30
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	1,839	292	(963)	—	—	—	(13)	1,155
Other residential (multi-family)	—	—	—	—	—	—	—	—
Commercial real estate	4,297	—	(4,297)	—	—	—	—	—
Commercial business	33	—	—	—	—	(32)	(1)	—
Consumer	1,037	10	(784)	—	—	(11)	(9)	243
Total potential problem loans	$7,206	$302	$(6,044)	$—	$—	$(43)	$(23)	$1,398

  Compared to June 30, 2025, potential problem loans decreased $5.8 million.
  During the three months ended September 30, 2025, one loan relationship in the commercial real estate ($4.3 million) and consumer ($784,000) categories was upgraded from the substandard category to the special mention category, removing it from the potential problem loan list. This relationship is collateralized by three nursing care facilities located in southwest Missouri.
  At September 30, 2025, the one- to four-family residential category consisted of 13 loans, four of which were added to potential problem loans during the current quarter.
  During the three months ended September 30, 2025, one loan relationship in the one- to four-family category ($963,000) was upgraded from the substandard category to non-classified, removing it from the potential problem loan list. This relationship is collateralized by multiple single-family residential properties in Indiana and Florida.
  The largest relationship in the one- to four-family category totaled $225,000 and was added in the current quarter. This relationship is collateralized by a single-family residential property in the St. Louis area.
  At September 30, 2025, the consumer category of potential problem loans consisted of 14 loans, three of which were added during the current quarter.

8

Activity in the foreclosed assets and repossessions categories during the quarter ended September 30, 2025 was as follows:

	Beginning Balance, July 1	Additions	ORE and Repossession Sales	Capitalized Costs	ORE and Repossession Write-Downs	Ending Balance, September 30
	(In thousands)

One-to four-family construction	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—
Land development	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—
One- to four-family residential	—	69	(69)	—	—	—
Other residential (multi-family)	—	—	—	—	—	—
Commercial real estate	6,036	—	—	—	—	6,036
Commercial business	—	—	—	—	—	—
Consumer	4	71	(28)	—	—	47
Total foreclosed assets and repossessions	$6,040	$140	$(97)	$—	$—	$6,083

  Compared to June 30, 2025, foreclosed assets increased $43,000.
  The largest asset in the commercial real estate category, totaling $6.0 million, consisted of an office building located in Clayton, Mo. This asset was foreclosed upon in the fourth quarter of 2024.

BUSINESS INITIATIVES

Technology initiatives and advancements continue with the Company’s current core provider. Projects to improve customer-facing online services and deliver a full overhaul of the Company’s treasury management services platform have moved, or are soon scheduled to move, to the trial phase, while foundational projects focused on fostering system efforts and innovations have launched.

Construction of the Company's new banking center at 723 N. Benton in Springfield, Mo., is nearly complete, with a grand opening scheduled for late October. The new facility, designed as a next-generation banking center to replace a facility previously existing at that location, features customer-centered designs, tools and technology, and will allow the Company to test new processes and innovations. The location is one of 12 banking centers the Company operates in Springfield, in addition to a drive-thru Express Center.

Earnings Conference Call

The Company will host a conference call on Thursday, October 16, 2025, at 2:00 p.m. Central Time to discuss third quarter 2025 preliminary earnings. The call will be available live or in a recorded version at the Company’s Investor Relations website, http://investors.greatsouthernbank.com. Participants may register for the call at https://register-conf.media-server.com/register/BIb44167a7082b469c9767fe40b68f0ef4.

9

About Great Southern Bancorp, Inc.

Headquartered in Springfield, Missouri, Great Southern offers a broad range of banking services to customers. The Company operates 89 retail banking centers in Missouri, Iowa, Kansas, Minnesota, Arkansas and Nebraska and commercial lending offices in Atlanta, Charlotte, Chicago, Dallas, Denver, Omaha, and Phoenix. The common stock of Great Southern Bancorp, Inc. is listed on the Nasdaq Global Select Market under the symbol “GSBC.”

www.GreatSouthernBank.com

Forward-Looking Statements

When used in this press release and in other documents filed or furnished by the Company with or to the Securities and Exchange Commission (the “SEC”), in the Company's other press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “may,” “might,” “could,” “should,” "will likely result," "are expected to," "will continue," "is anticipated," “believe,” "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements also include, but are not limited to, statements regarding plans, objectives, expectations or consequences of announced transactions, known trends and statements about future performance, operations, products and services of the Company. The Company’s ability to predict results or the actual effects of future plans or strategies is inherently uncertain, and the Company’s actual results could differ materially from those contained in the forward-looking statements.

Factors that could cause or contribute to such differences include, but are not limited to: (i) expected revenues, cost savings, earnings accretion, synergies and other benefits from the Company's merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (ii) changes in economic conditions, either nationally or in the Company's market areas; (iii) the effects of any new or continuing public health issues on general economic and financial market conditions; (iv) fluctuations in interest rates, the effects of inflation or a potential recession, whether caused by Federal Reserve actions or otherwise; (v) the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; (vi) slower or negative economic growth caused by tariffs, changes in energy prices, supply chain disruptions or other factors; (vii) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; (viii) the possibility of realized or unrealized losses on securities held in the Company's investment portfolio; (ix) the Company's ability to access cost-effective funding and maintain sufficient liquidity; (x) fluctuations in real estate values and both residential and commercial real estate market conditions; (xi) the ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace; (xii) the possibility that security measures implemented might not be sufficient to mitigate the risk of a cyber-attack or cyber theft, and that such security measures might not protect against systems failures or interruptions; (xiii) legislative or regulatory changes that adversely affect the Company's business; (xiv) changes in accounting policies and practices or accounting standards; (xv) results of examinations of the Company and the Bank by their regulators, including the possibility that the regulators may, among other things, require the Company to limit its business activities, change its business mix, increase its allowance for credit losses, write-down assets or increase its capital levels, or affect its ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; (xvi) costs and effects of litigation, including settlements and judgments; (xvii) competition; and (xviii) natural disasters, war, terrorist activities or civil unrest and their effects on economic and business environments in which the Company operates. The Company wishes to advise readers that the factors listed above and other risks described in the Company’s most recent Annual Report on Form 10-K, including, without limitation, those described under “Item 1A. Risk Factors,” subsequent Quarterly Reports on Form 10-Q and other documents filed or furnished from time to time by the Company with the SEC (which are available on our website at www.greatsouthernbank.com and the SEC’s website at www.sec.gov), could affect the Company's financial performance and cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

10

The following tables set forth selected consolidated financial information of the Company at the dates and for the periods indicated. Financial data at all dates other than December 31, 2024, and for all periods, is unaudited. In the opinion of management, all adjustments, which consist only of normal recurring accrual adjustments, necessary for a fair presentation of the results at and for such unaudited dates and periods have been included. The results of operations and other data for the three and nine months ended September 30, 2025 and 2024, and the three months ended June 30, 2025, are not necessarily indicative of the results of operations which may be expected for any future period.

	September 30,	December 31,
	2025	2024
	(In thousands)
Selected Financial Condition Data:
Total assets	$5,737,867	$5,981,628
Loans receivable, gross	4,538,114	4,761,848
Allowance for credit losses	64,749	64,760
Other real estate owned, net	6,083	5,993
Available-for-sale securities, at fair value	531,348	533,373
Held-to-maturity securities, at amortized cost	181,315	187,433
Deposits	4,528,033	4,605,549
Total borrowings	494,355	679,341
Total stockholders’ equity	632,926	599,568
Non-performing assets	7,811	9,566

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2025	2024	2025	2024	2025
	(In thousands)
Selected Operating Data:
Interest income	$79,079	$83,796	$240,297	$242,113	$80,975
Interest expense	28,306	35,821	89,227	102,504	30,012
Net interest income	50,773	47,975	151,070	139,609	50,963
Provision (credit) for credit losses on loans and unfunded commitments	(379)	1,137	(837)	1,160	(110)
Non-interest income	7,062	6,992	21,864	23,631	8,212
Non-interest expense	36,116	33,717	105,943	104,548	35,005
Provision for income taxes	4,346	3,623	13,130	10,647	4,494
Net income	$17,752	$16,490	$54,698	$46,885	$19,786

	At or For the Three Months Ended		At or For the Nine Months Ended		At or For the Three Months Ended
	September 30,		September 30,		June 30,
	2025	2024	2025	2024	2025
	(Dollars in thousands, except per share data)
Per Common Share:
Net income (fully diluted)	$1.56	$1.41	$4.74	$3.99	$1.72
Book value	$56.18	$52.40	$56.18	$52.40	$54.61

Earnings Performance Ratios:
Annualized return on average assets	1.23%	1.11%	1.24%	1.07%	1.34%
Annualized return on average common stockholders’ equity	11.30%	11.10%	11.80%	10.83%	12.81%
Net interest margin	3.72%	3.42%	3.66%	3.39%	3.68%
Average interest rate spread	3.13%	2.74%	3.08%	2.72%	3.09%
Efficiency ratio	62.45%	61.34%	61.26%	64.05%	59.16%
Non-interest expense to average total assets	2.50%	2.27%	2.40%	2.38%	2.37%

Asset Quality Ratios:
Allowance for credit losses to period-end loans	1.43%	1.36%	1.43%	1.36%	1.41%
Non-performing assets to period-end assets	0.14%	0.13%	0.14%	0.13%	0.14%
Non-performing loans to period-end loans	0.04%	0.16%	0.04%	0.16%	0.04%
Annualized net charge-offs (recoveries) to average loans	0.01%	0.13%	0.00%	0.03%	(0.01)%

11

Great Southern Bancorp, Inc. and Subsidiaries Consolidated Statements of Financial Condition (In thousands, except number of shares)

	September 30, 2025	December 31, 2024	June 30, 2025

Assets
Cash	$94,106	$109,366	$110,007
Interest-bearing deposits in other financial institutions	102,129	86,390	135,906
Cash and cash equivalents	196,235	195,756	245,913

Available-for-sale securities	531,348	533,373	527,543
Held-to-maturity securities	181,315	187,433	183,100
Mortgage loans held for sale	5,593	6,937	5,616
Loans receivable, net of allowance for credit losses of $64,749 – September 2025; $64,760 – December 2024; $64,815– June 2025	4,467,683	4,690,393	4,534,287
Interest receivable	19,931	20,430	20,644
Prepaid expenses and other assets	133,412	136,594	133,614
Other real estate owned and repossessions, net	6,083	5,993	6,040
Premises and equipment, net	133,769	132,466	134,337
Goodwill and other intangible assets	9,769	10,094	9,877
Federal Home Loan Bank stock and other interest-earning assets	25,603	28,392	23,714
Current and deferred income taxes	27,126	33,767	29,987

Total Assets	$5,737,867	$5,981,628	$5,854,672

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$4,528,033	$4,605,549	$4,684,126
Securities sold under reverse repurchase agreements with customers	42,674	64,444	54,802
Short-term borrowings	425,907	514,247	369,907
Subordinated debentures issued to capital trust	25,774	25,774	25,774
Subordinated notes	—	74,876	—
Accrued interest payable	3,909	12,761	4,065
Advances from borrowers for taxes and insurance	9,904	5,272	8,822
Accounts payable and accrued expenses	61,074	70,634	76,763
Liability for unfunded commitments	7,666	8,503	8,045
Total Liabilities	5,104,941	5,382,060	5,232,304

Stockholders’ Equity
Capital stock
Preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding September 2025, December 2024 and June 2025 -0- shares	—	—	—
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding September 2025 – 11,265,937 shares; December 2024 – 11,723,548 shares; June 2025 – 11,396,533 shares	113	117	114
Additional paid-in capital	52,855	50,336	51,646
Retained earnings	615,837	603,477	611,921
Accumulated other comprehensive loss	(35,879)	(54,362)	(41,313)
Total Stockholders’ Equity	632,926	599,568	622,368

Total Liabilities and Stockholders’ Equity	$5,737,867	$5,981,628	$5,854,672

12

Great Southern Bancorp, Inc. and Subsidiaries Consolidated Statements of Income (In thousands, except per share data)

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2025	2024	2025	2024	2025
Interest Income
Loans	$72,028	$76,425	$218,929	$221,796	$73,830
Investment securities and other	7,051	7,371	21,368	20,317	7,145
	79,079	83,796	240,297	242,113	80,975
Interest Expense
Deposits	23,984	28,486	72,952	83,906	24,368
Securities sold under reverse repurchase agreements	297	385	1,040	1,112	372
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	3,618	5,388	12,042	12,805	3,974
Subordinated debentures issued to capital trust	407	456	1,178	1,364	389
Subordinated notes	—	1,106	2,015	3,317	909
	28,306	35,821	89,227	102,504	30,012

Net Interest Income	50,773	47,975	151,070	139,609	50,963
Provision for Credit Losses on Loans	—	1,200	—	1,700	—
Provision (Credit) for Unfunded Commitments	(379)	(63)	(837)	(540)	(110)
Net Interest Income After Provision for Credit Losses and Provision (Credit) for Unfunded Commitments	51,152	46,838	151,907	138,449	51,073

Non-interest Income
Commissions	566	360	1,239	1,010	411
Overdraft and Insufficient funds fees	1,367	1,307	3,848	3,826	1,266
POS and ATM fee income and service charges	3,290	3,467	9,968	10,238	3,444
Net gains on loan sales	916	1,076	2,410	2,880	893
Late charges and fees on loans	189	77	772	380	340
Gain (loss) on derivative interest rate products	(2)	(37)	(54)	(57)	(28)
Other income	736	742	3,681	5,354	1,886
	7,062	6,992	21,864	23,631	8,212

Non-interest Expense
Salaries and employee benefits	20,184	19,548	60,318	59,090	20,005
Net occupancy and equipment expense	8,873	8,138	25,841	23,818	8,435
Postage	893	861	2,649	2,445	825
Insurance	1,110	1,052	3,370	3,459	1,095
Advertising	985	928	1,980	2,169	705
Office supplies and printing	238	232	742	735	238
Telephone	690	669	2,101	2,075	705
Legal, audit and other professional fees	1,248	809	3,215	4,398	929
Expense (income) on other real estate and repossessions	(142)	(536)	(380)	(190)	(168)
Acquired intangible asset amortization	109	108	325	325	108
Other operating expenses	1,928	1,908	5,782	6,224	2,128
	36,116	33,717	105,943	104,548	35,005

Income Before Income Taxes	22,098	20,113	67,828	57,532	24,280
Provision for Income Taxes	4,346	3,623	13,130	10,647	4,494

Net Income	$17,752	$16,490	$54,698	$46,885	$19,786

Earnings Per Common Share
Basic	$1.57	$1.41	$4.77	$4.01	$1.73
Diluted	$1.56	$1.41	$4.74	$3.99	$1.72

Dividends Declared Per Common Share	$0.43	$0.40	$1.23	$1.20	$0.40

13

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Average balances of loans receivable include the average balances of nonaccrual loans for each period. Interest income on loans includes interest received on nonaccrual loans on a cash basis. Interest income on loans also includes the amortization of net loan fees, which were deferred in accordance with accounting standards. Net fees included in interest income were $1.0 million and $1.1 million for the three months ended September 30, 2025 and 2024, respectively. Net fees included in interest income were $3.1 million and $3.4 million for the nine months ended September 30, 2025 and 2024, respectively. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	September 30, 2025	Three Months Ended September 30, 2025			Three Months Ended September 30, 2024
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.26%	$807,670	$8,634	4.24%	$859,737	$8,781	4.06%
Other residential	6.87	1,515,977	26,807	7.02	1,291,490	24,208	7.46
Commercial real estate	6.18	1,482,201	23,350	6.25	1,515,949	24,115	6.33
Construction	7.09	406,510	7,338	7.16	644,620	12,633	7.80
Commercial business	5.65	216,556	3,278	6.01	242,619	4,040	6.62
Other loans	6.25	169,999	2,621	6.12	169,172	2,648	6.23

Total loans receivable	6.11	4,598,913	72,028	6.21	4,723,587	76,425	6.44

Investment securities	3.20	722,880	6,081	3.34	758,793	6,092	3.19
Other interest-earning assets	4.05	93,028	970	4.14	96,641	1,279	5.27

Total interest-earning assets	5.69	5,414,821	79,079	5.79	5,579,021	83,796	5.98
Non-interest-earning assets:
Cash and cash equivalents		93,707			104,409
Other non-earning assets		259,598			269,972
Total assets		$5,768,126			$5,953,402

Interest-bearing liabilities:
Interest-bearing demand and savings	1.35	$2,257,894	8,305	1.46	$2,210,988	10,030	1.80
Time deposits	3.28	746,500	6,293	3.34	856,418	8,664	4.02
Brokered deposits	4.29	825,951	9,386	4.51	745,373	9,792	5.23
Total deposits	2.28	3,830,345	23,984	2.48	3,812,779	28,486	2.97
Securities sold under reverse repurchase agreements	1.63	56,772	297	2.08	76,572	385	2.00
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	4.33	315,397	3,618	4.55	408,739	5,388	5.24
Subordinated debentures issued to capital trust	6.16	25,774	407	6.26	25,774	456	7.04
Subordinated notes	---	—	—	—	74,770	1,106	5.88

Total interest-bearing liabilities	2.50	4,228,288	28,306	2.66	4,398,634	35,821	3.24
Non-interest-bearing liabilities:
Demand deposits		847,232			862,170
Other liabilities		64,050			98,590
Total liabilities		5,139,570			5,359,394
Stockholders’ equity		628,556			594,008
Total liabilities and stockholders’ equity		$5,768,126			$5,953,402

Net interest income:			$50,773			$47,975
Interest rate spread	3.19%			3.13%			2.74%
Net interest margin*				3.72%			3.42%
Average interest-earning assets to average interest-bearing liabilities		128.1%			126.8%

__________________________

*Defined as the Company’s net interest income divided by average total interest-earning assets.

14

	September 30, 2025	Nine Months Ended September 30, 2025			Nine Months Ended September 30, 2024
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.26%	$820,105	$25,952	4.23%	$875,829	$26,247	4.00%
Other residential	6.87	1,542,433	80,538	6.98	1,108,548	60,699	7.31
Commercial real estate	6.18	1,493,780	69,446	6.22	1,505,200	70,179	6.23
Construction	7.09	458,809	24,608	7.17	767,772	44,001	7.66
Commercial business	5.65	212,173	10,617	6.69	264,878	13,024	6.57
Other loans	6.25	168,003	7,768	6.18	171,085	7,646	5.97

Total loans receivable	6.11	4,695,303	218,929	6.23	4,693,312	221,796	6.31

Investment securities	3.20	729,390	18,254	3.35	708,422	16,450	3.10
Other interest-earning assets	4.05	98,472	3,114	4.23	98,156	3,867	5.26

Total interest-earning assets	5.69	5,523,165	240,297	5.82	5,499,890	242,113	5.88
Non-interest-earning assets:
Cash and cash equivalents		98,236			96,546
Other non-earning assets		259,659			252,076
Total assets		$5,881,060			$5,848,512

Interest-bearing liabilities:
Interest-bearing demand and savings	1.35	$2,235,234	23,892	1.43	$2,223,153	29,306	1.76
Time deposits	3.28	758,627	19,528	3.44	896,059	26,902	4.01
Brokered deposits	4.29	871,057	29,532	4.53	705,988	27,698	5.24
Total deposits	2.28	3,864,918	72,952	2.52	3,825,200	83,906	2.93
Securities sold under reverse repurchase agreements	1.63	68,166	1,040	2.04	76,005	1,112	1.95
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	4.33	351,499	12,042	4.58	330,155	12,805	5.18
Subordinated debentures issued to capital trust	6.16	25,774	1,178	6.11	25,774	1,364	7.07
Subordinated notes	---	45,575	2,015	5.91	74,696	3,317	5.93

Total interest-bearing liabilities	2.50	4,355,932	89,227	2.74	4,331,830	102,504	3.16
Non-interest-bearing liabilities:
Demand deposits		839,711			856,877
Other liabilities		67,305			82,516
Total liabilities		5,262,948			5,271,223
Stockholders’ equity		618,112			577,289
Total liabilities and stockholders’ equity		$5,881,060			$5,848,512

Net interest income:			$151,070			$139,609
Interest rate spread	3.19%			3.08%			2.72%
Net interest margin*				3.66%			3.39%
Average interest-earning assets to average interest-bearing liabilities		126.8%			127.0%

__________________________

*Defined as the Company’s net interest income divided by average total interest-earning assets.

15

NON-GAAP FINANCIAL MEASURES

This document contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”), specifically, the ratio of tangible common equity to tangible assets.

In calculating the ratio of tangible common equity to tangible assets, we subtract period-end intangible assets from common equity and from total assets. Management believes that the presentation of this measure excluding the impact of intangible assets provides useful supplemental information that is helpful in understanding our financial condition and results of operations, as it provides a method to assess management’s success in utilizing our tangible capital as well as our capital strength. Management also believes that providing a measure that excludes balances of intangible assets, which are subjective components of valuation, facilitates the comparison of our performance with the performance of our peers. In addition, management believes that this is a standard financial measure used in the banking industry to evaluate performance.

This non-GAAP financial measurement is supplemental and is not a substitute for any analysis based on GAAP financial measures. Because not all companies use the same calculation of non-GAAP measures, this presentation may not be comparable to other similarly titled measures as calculated by other companies.

Non-GAAP Reconciliation: Ratio of Tangible Common Equity to Tangible Assets

	September 30,	December 31,
	2025	2024
	(Dollars in thousands)

Common equity at period end	$632,926	$599,568
Less: Intangible assets at period end	9,769	10,094
Tangible common equity at period end (a)	$623,157	$589,474

Total assets at period end	$5,737,867	$5,981,628
Less: Intangible assets at period end	9,769	10,094
Tangible assets at period end (b)	$5,728,098	$5,971,534

Tangible common equity to tangible assets (a) / (b)	10.88%	9.87%

CONTACT:

Kincade Ayers
Investor Relations,
(616) 233-0500
GSBC@lambert.com

16